Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

CSX Corporation

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	For the Three Months Ended Mar. 31, 2017		For the Fiscal Years Ended

			Dec. 30, 2016		Dec. 25, 2015		Dec. 26, 2014		Dec. 27, 2013		Dec. 28, 2012
EARNINGS:
Earnings before Income Taxes	$582		$2,741		$3,138		$3,044		$2,922		$2,971
Interest Expense	137		578		544		545		561		566
Amortization of debt discount	(1)		(3)		(3)		(3)		(3)		(3)
Interest Portion of Fixed Rent	3		12		14		21		26		27
Undistributed Earnings of Unconsolidated Subsidiaries	(13)		(51)		(42)		(43)		(42)		(29)
Earnings, as Adjusted	$709		$3,278		$3,650		$3,564		$3,464		$3,532

FIXED CHARGES:
Interest Expense	$137		$578		$544		$545		$561		$566
Capitalized Interest	6		25		26		26		21		20
Amortization of debt discount	(1)		(3)		(3)		(3)		(3)		(3)
Interest Portion of Fixed Rent	3		12		14		21		26		27
Fixed Charges	$146		$613		$581		$590		$606		$610

Ratio of Earnings to Fixed Charges	4.9	x	5.3	x	6.3	x	6.0	x	5.7	x	5.8	x